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                                                                   EXHIBIT 10.44

William Brinkerhoff
1011 Lincoln Ave.
Ann Arbor, Michigan  48104                                      April 19, 2002

Dear Bill,

         On behalf of Esperion Therapeutics, Inc. (the "Company"), I am pleased to offer you a position with the Company. The following is an outline of the terms of this offer:

1. The position offered is that of Vice President of Business Development in the Operations and Finance Department reporting to Tim Mayleben.

2. You shall be paid a salary of $13,333.33 per month plus a bonus of up to 20% of base salary. The right to receive a bonus for the first year of employment or portion thereof for which the Company pays bonuses is dependent on continued employment during that period. The magnitude of the bonus, if any, will be determined, based upon achievement of a series of mutually agreed upon performance objectives/milestones. A proposed series of objectives/milestones will be developed between you and your supervisor.

3. A benefits package will be provided to you, which are equivalent to that offered to other similarly situated employees with the Company.

4. Subject to meeting eligibility requirements, we intend to grant to you an option to purchase up to 75,000 shares of the Company's common stock under one of the Company's equity compensation plans, subject to the approval of our Board of Directors. The option grant will become effective on the date of such approval, and will have an exercise price that will be equal to or greater than the fair market value of a share of our stock on the date of such approval, as determined by the Board of Directors. The terms and conditions of the option, along with the period during which the option will become exercisable, will be set forth in a Stock Option Agreement that you will be required to execute.

5. Esperion employment begins with a 90-day evaluation period during which your performance will be evaluated. This evaluation, as well as continuation of employment after the 90-day period, will be based upon mutually agreed upon performance objectives that will be developed between you and your supervisor. If your employment during this period is terminated by the Company for reasons other than cause during the first 30 days, you will be provided with a severance package of one month's salary, with a continuation of benefits during this period. If your employment is terminated by the Company for reasons other than cause between day 31 and the 60th day, you will be provided with a severance package of two months'



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     salary with a continuation of benefits during this period. If your employment is terminated by the Company for reasons other than cause between day 61 and the 90th day, you will be provided with a severance package of three months' salary with a continuation of benefits during this period. After successful completion of this 90-day evaluation period, if your employment is terminated by the Company for reasons other than cause, you will be provided a severance package of 6 months salary; with continuation of benefits during this period and 25% of your unvested options will automatically vest. Cause shall mean that the employee has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, or has engaged in such other behavior detrimental to the interests of the Company. If you terminate your employment with the Company voluntarily or if your employment is terminated by the company for cause, you will forfeit the severance package, as well as any of your unvested stock options.

6. You will be required to execute the Company's standard forms of Non-Competition, as well as Confidentiality and Assignment Agreement.

7. This employment relationship is one of employment at will. Either Esperion Therapeutics or you may terminate this employment agreement, with or without notice, and with or without cause at any time.

         If the terms of this offer are acceptable to you, please so indicate by executing in the space provided below and fax to 734-222-1860, as well as mail (an original copy) to the Company. Please respond to this offer within one week from the date hereof. After this date (i.e. April 26, 2002) this offer may be withdrawn at the discretion of the Company. If you have any questions, please contact Susan Landauer, Human Resource Specialist at 734-222-1826.

         Welcome to Esperion Therapeutics! We look forward to working with you to bring new medicines to a world of unmet medical needs.


                          Sincerely,

                           /s/ Tim Mayleben
                          Tim Mayleben
                          Senior Vice President, Operations and Finance & C.O.O.


AGREED AND ACCEPTED:

/s/ William F. Brinkerhoff              4/19/02
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Name                                      Date